EXHIBIT 21.1

SUBSIDIARIES

Name of Company	Jurisdiction of Organization
Xing Rui International Investment Holding Group Co., Ltd. (1)	Seychelles
Xing Rui International Investment Holding Group Ltd. (2)	Hong Kong Special Administrative Region Huaxin Changrong
(Shenzhen) Technology Service Company Limited (3) *	the PRC
Beijing Yandong Tieshan Oil Products Co., Ltd. (4) *	the PRC

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(1) Xing Rui International Investment Holding Group Co., Ltd. is a wholly owned subsidiary of Resorts Savers, Inc.

(2) Xing Rui International Investment Holding Group Ltd. (Hong Kong) is a wholly owned subsidiary of Xing Rui International Investment Holding Group Co., Ltd. (Seychelles)

(3) Huaxin Changrong (Shenzhen) Technology Service Company Limited is a wholly owned subsidiary of Xing Rui International Investment Holding Group Co., Ltd.

(4) Beijing Yandong Tieshan Oil Products Co., Ltd. is a wholly owned subsidiary of Huaxin Changrong (Shenzhen) Technology Service Company Limited.

* These two companies have no official English names. The English names used are translated only.